Exhibit 10.1.17
NON-QUALIFIED STOCK OPTION AGREEMENT
(Employee Participant — Effective for Grants Made After May 1, 2008)
THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and Harris Interactive Inc. (the “Company”);
WITNESSETH THAT:
WHEREAS, the Company maintains the Harris Interactive Inc. Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
     (a) The “Participant” is __________________________.
     (b) The “Grant Date” is __________.
     (c) The number of “Covered Shares” shall be _________ shares of Stock.
     (d) The “Exercise Price” is $_____ per share.
Other terms used herein are defined in Section 9 and elsewhere in this Agreement. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2. Award and Exercise Price. The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an “Incentive Stock Option”, as defined in the Plan and in Section 422(b) of the Code.
3. Date of Exercise.
(a)	The Option shall become exercisable (shall vest) with respect to:
     (i) ___________ of the Covered Shares as of the date on which Target I (described below) is met;
     (ii) ___________ of the Covered Shares as of the date on which Target II (described below) is met;

     (iii) ___________ of the Covered Shares as of the date on which Target III (described below) is met;
     (iv) ___________ of the Covered Shares as of the date on which Target IV (described below) is met; and
     (v) ___________ of the Covered Shares as of the date on which Target V (described below) is met;
provided, however, in each case, to the extent that the Option has not become exercisable (vested) on or before the Participant’s Date of Termination for any reason, such Option shall no longer vest and become exercisable in accordance with the foregoing schedule (the “Original Vesting Schedule”) as of any date subsequent to the Participant’s Date of Termination. Exercisability (vesting) under the Original Vesting Schedule is cumulative, and after the Option becomes exercisable under the Original Vesting Schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion, and only that portion, of the Covered Shares until the Expiration Date (described in Section 4 below), subject, however, to Section 4.15 of the Plan. For the avoidance of doubt, achievement of a higher target includes within it achievement of all lower targets to the extent not previously achieved.
     (b) Notwithstanding the provisions of Section 3(a), the Option shall become fully vested and immediately exercisable with respect to all of the Covered Shares (whether or not previously vested) upon the occurrence of a Change in Control if the Participant’s Date of Termination does not occur before such date and a Complying Assumption does not occur in connection with the Change in Control. If a Complying Assumption occurs in connection with the Change in Control, then the Option shall become immediately exercisable (vest) with respect to all of the Covered Shares (whether or not previously vested) if the Participant’s Date of Termination occurs upon or in the one-year period immediately following the occurrence of the Change in Control unless such Date of Termination is due to termination of Participant by the Company for Cause or Participant’s voluntary termination of his or her employment without Good Reason. In order for a Complying Assumption to be effective, any Covered Shares that have not vested under Section 3(a) as of the occurrence of the Change in Control (the “Remaining Covered Shares”) shall become excisable (shall vest) in accordance with the following schedule (the “New Vesting Schedule”) and the Original Vesting Schedule shall thereafter be of no further force or effect:
     (i) 1/4th of the Remaining Covered Shares as of the later of (A) __________ or (B) the occurrence of the Change in Control; and
     (ii) 1/48th of the Remaining Covered Shares as of the end of each calendar month beginning in _________ and ending in _________; provided, however, to the extent that the Change in Control occurs subsequent to any such calendar month, then the Remaining Covered Shares that would have vested during such prior calendar month(s) shall become excisable (shall vest) upon the occurrence of the Change in Control, provided, however, in each case, to the extent that the Option has not become exercisable (vested) on or before the Participant’s Date of Termination for any reason, such Option shall no longer vest and become exercisable in accordance with the New Vesting Schedule as of any date subsequent to the Participant’s Date of Termination except as provided in this Section 3(b). Exercisability (vesting) under the New Vesting Schedule is cumulative, and after the Option becomes exercisable under the New Vesting Schedule with respect to any portion of the Remaining Covered Shares, it shall continue to be exercisable with respect to that portion, and only that portion, of the Remaining Covered Shares until the Expiration Date, subject, however, to Section 4.15 of the Plan.
     (c) Target I shall be achieved if either (i) the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period commencing on or after the Grant Date (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $2.00, or (ii) the Company has achieved EBITDA Target A. Target II shall be achieved if either (i) the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period commencing on or after the Grant Date (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $2.50, or (ii) the Company has achieved EBITDA Target B. Target III shall be achieved if either (i) the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period commencing on or after the Grant Date (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $3.00, or (ii) the Company has achieved EBITDA Target C. Target IV shall be achieved if either (i) the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period commencing on or after the Grant Date (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $3.50, or (ii) the Company has achieved EBITDA Target D. Target V shall be achieved if either (i) the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period commencing on or after the Grant Date (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $4.00, or (ii) the Company has achieved EBITDA Target E.
     (d) EBITDA Targets shall be equitably adjusted in the good faith discretion of the Committee to compensate for the effect of changes in accounting principles and material acquisitions and dispositions.
     (e) In the event that the Company is required to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under the securities laws (“Restatement”), for any reason including without limitation as a result of fraud, negligence, or intentional misconduct, whether by Participant or any other person(s), Participant shall reimburse the Company for the amount of the proceeds of sale by Participant of any Covered Shares (“Excess Payment”), the vesting of which was determined in whole or in part upon meeting or exceeding EBITDA Targets for the period(s) covered by the Restatement, that would not have been met based upon the financial results as restated, and any such award held by Participant that has vested but remains unsold shall be forfeited. In the event that any Restatement related to the Company’s financial statements changes the EBITDA for such year, the EBITDA Targets shall be equitably adjusted to account for the change in such base year, it being the intention that each successive EBITDA Target shall be 20% greater than the adjusted base year and/or prior EBITDA Target, as the case may be. The portion of any Excess Payment retained by Participant net after taxes shall be repaid within ninety (90) days after the Executive has been notified of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which the Executive is entitled to receive the benefit of a refund claim. Participant shall have no reimbursement obligation under this subsection unless the Board of Directors of the Company has considered the matter in a meeting (which may be telephonic) at which Participant (with counsel) is given the opportunity to appear and discuss the matter, and in its good faith discretion has made a determination that reimbursement is appropriate under the circumstances. The rights under this Agreement are in addition to, and do not replace, the rights of the Company under Section 304 of the Sarbanes-Oxley Act.
4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be the earliest to occur of:
     (a) the ten-year anniversary of the Grant Date;
     (b) the one-year anniversary of such Date of Termination if the Participant’s Date of Termination occurs by reason of Disability or death;
     (c) sixty (60) days after the Date of Termination if the Participant’s Date of Termination occurs for reasons other than death or Disability; and
     (d) the date of any breach by Participant of his or her obligations under Section 8 of this Agreement.
In the event of the Participant’s death while in the employ of the Company, the Participant’s executors or administrators (or the person or persons to whom the Participant’s rights under the Option shall have passed by the Participant’s will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option to the extent such exercise is otherwise permitted by this Agreement.
Any Option exercised subsequent to the Participant’s Date of Termination as permitted hereunder shall be exercisable only to the extent vested at the time of the Participant’s Date of Termination, regardless of the reason for the termination, and no extension of time beyond the Participant’s Date of Termination shall permit exercise beyond the date such Option would otherwise expire if no termination had occurred.
5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with, and which must be received by, the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company, or, at the discretion of the Committee at any time: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Committee (including, if the Committee so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.
7. Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant or the Participant’s legal guardian or legal representative. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).
8. Non-Competition; Non-Solicitation.
     (a) Consideration for this Section. Participant acknowledges and agrees that:
     (i) the benefits afforded by this Agreement are discretionary and over and above the ordinary employment compensation provided by the Company to Participant, and in making its decision to offer Participant the benefits afforded by this Agreement the Company relied upon and was induced by the covenants made by Participant in this section,
     (ii) in accepting the grant evidenced by this Agreement Participant is receiving an asset of significant value, which is adequate consideration for the restrictions imposed by this Agreement,
     (iii) Participant’s position with the Company places Participant in a position of confidence and trust with the clients and employees of the Company,
     (iv) the Company’s business is carried on throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area,

     (v) the course of Participant’s employment with the Company necessarily requires the disclosure of confidential information and trade secrets related to the Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers) as well as other confidential and proprietary information, (such as databases, methodologies, and technologies),
     (vi) Participant’s employment affords Participant the opportunity to develop a personal acquaintanceship and relationship with the Company’s employees and clients, which in some cases may constitute the Company’s primary or only contact with such employees and clients, and to develop a knowledge of those client’s and employee’s affairs and requirements,
     (vii) the Company’s relationships with its established clientele and employees are placed in Participant’s hands in confidence and trust, and
     (viii) it is reasonable and necessary for the protection of the goodwill and business of the Company that Participant make the covenants contained in this Agreement.
     (b) Restricted Activity.
     (i) Participant agrees that during the term of Participant’s employment, Participant shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner of any entity (except as owner of less than 4.9% of the shares of the publicly traded stock of a corporation which Participant does not have in fact the power to control or direct), or in any other manner directly or indirectly engage in any activity or business competitive in any manner with the activities or business of the Company.
     (ii) For a period of one year after Participant’s Date of Termination, with respect to any services, products, or business pursuits competitive with those of the Company, Participant shall not, directly or indirectly, whether as a director, officer, employee, consultant, agent, partner, equity owner of any entity (except as owner of less than 4.9% of the shares of the publicly traded stock of a corporation which Participant does not have in fact the power to control or direct), participant, proprietor, manager, operator, independent contractor, representative, advisor, trustee, or otherwise, solicit or otherwise deal in any way with any of the clients or customers of the Company:
     (A) with whom Participant in the course of employment by the Company acquired a relationship or had dealings,
     (B) with respect to whom Participant in the course of employment by the Company was privy to material or proprietary information, or

     (C) with respect to whom Participant was otherwise involved in the course of employment by the Company, whether in a supervisory, managerial, consultative, policy-making, or other capacity involving other Company employees who had direct dealings with such clients and customers.
Such clients and customers include any client or customer to whom the Company sold services or products in the two years prior to the Date of Termination, any prospective client or customer of the Company for whom a proposal was prepared or to whom any other marketing presentation was made within the year prior to the Date of Termination, or any prospective client or customer for whom pursuit was actively planned by the Company within the year prior to the Date of Termination and in respect of whom the Company has not determined to cease such pursuit.
     (iii) For a period of one year after the Date of Termination, Participant shall not (including without limitation on behalf of, for the benefit of, or in conjunction with or as part of, any other person or entity) directly or indirectly:
     (A) solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,
     (B) employ, assist, engage, or otherwise contract or create any relationship with, any employee or former employee of Company in any business or venture of any kind or nature, in the case of a former employee unless such person shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period, or
     (C) interfere in any manner with the relationship between any employee and Company.
     (c) Remedies. Participant acknowledges that the Company’s legal remedies for a breach of this Section 8 shall be inadequate, and that without limitation of Company’s rights to any other remedy at law or equity available to it, the Company (i) shall be entitled to obtain injunctive relief to enforce this provision, and (ii) shall be entitled to cancel any rights under this Agreement, and (iii) shall be entitled to recover from the Participant any Stock for which this option has been exercised, or if such Stock has been transferred or sold, an amount equal to the value thereof, and such Stock and the proceeds thereof shall be held in a constructive trust for the purposes of enforcement hereof. The Company’s rights to enforce this Agreement shall survive any vesting and/or forfeiture of rights hereunder. If any part of this Section 8 shall be deemed illegal or unenforceable, this section shall be deemed modified and then enforced to the greatest extent legally enforceable.
9. Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:

          (a) “Adjusted EBITDA” means for any applicable period (i) the Company’s EBITDA as publicly reported, plus (ii) stock-based compensation expense, plus (iii) restructuring charges. After consultation with Participant, the Committee in its good faith discretion will determine from time to time whether additional equitable adjustments should be made to Adjusted EBITDA and EBITDA Targets in connection with non-recurring costs.
          (b) “Cause” means (A) refusal or substantial failure to perform (other than due to physical or mental disability), or misconduct in the performance of, the ordinary and customary duties of Participant as reasonably required by the Company or the successor company, provided that such refusal, failure, or misconduct has continued after the Company or the surviving or acquiring entity or successor company (“successor company”) has given Participant five (5) business days written notice of same, (B) overt and willful disobedience of orders or directives issued by the Company or successor company that are within the reasonable scope of Participant’s duties to the Company or successor company, (C) conviction of or commission of any felony by Participant, whether or not related to performance of duties under this Agreement, (D) commission of any other illegal act if committed in connection with the performance of duties for the Company or successor company if such act could reasonably tend to bring the Company or successor company into disrepute, or (E) material violation of the Company’s or successor company’s written rules, regulations or policies of general application provided that such violation has continued after the Company or successor company has given Participant five (5) business days written notice of same.
          (c) A “Complying Assumption” shall occur if in connection with a Change in Control the surviving or acquiring entity or successor company, or its respective parent company, assumes, continues, or substitutes for the Option as provided in Section 4.15 of the Plan and Section 3(b).
          (d) The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company and all Related Companies terminates (irrespective of the reason for termination and whether such termination is voluntary or involuntary); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
          (e) Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than one hundred twenty (120) days.

          (f) “EBITDA Target A” shall be Adjusted EBITDA of $16,000,000 using any trailing consecutive four fiscal quarters commencing on or after the Grant Date, subject to adjustment pursuant to Section 3(d).
          (g) “EBITDA Target B” shall be Adjusted EBITDA of $23,000,000 using any trailing consecutive four fiscal quarters commencing on or after the Grant Date, subject to adjustment pursuant to Section 3(d).
          (h) “EBITDA Target C” shall be Adjusted EBITDA of $26,000,000 using any trailing consecutive four fiscal quarters commencing on or after the Grant Date, subject to adjustment pursuant to Section 3(d).
          (i) “EBITDA Target D” shall be Adjusted EBITDA of $28,000,000 using any trailing consecutive four fiscal quarters commencing on or after the Grant Date, subject to adjustment pursuant to Section 3(d).
          (j) “EBITDA Target E” shall be Adjusted EBITDA of $30,000,000 using any trailing consecutive four fiscal quarters commencing on or after the Grant Date, subject to adjustment pursuant to Section 3(d).
          (k) “Good Reason” means (i) material breach of the Company’s or successor company’s obligations to Participant, provided that Participant shall have given reasonably specific written notice thereof to the Company and/or successor company, and the Company and/or successor company shall have failed to remedy the circumstances within ten (10) business days thereafter, (ii) any decrease in Participant’s base salary as in effect immediately prior to any Change of Control, or any material decrease in Participant’s benefits if such modification is not of general applicability to other similarly situated employees, or (iii) the relocation of Participant’s principal office to a location more than thirty (30) miles from the location of his/her office immediately prior to the Change in Control; provided, however, that Participant’s principal office shall not be deemed to be relocated by virtue of Participant being required to spend up to ten (10) working days per month on average in the Company’s or successor company’s, and their respective affiliate’s, other offices.
10. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Award, the Award may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary. Neither the benefits nor obligations under this Agreement may be transferred or assigned by Participant except as otherwise expressly provided herein or in the Plan.
11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding.
12. Plan Definitions. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.
13. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS A COPY SIGNED BY THE PARTICIPANT IS DELIVERED TO THE COMPANY WITHIN FORTY-FIVE (45) DAYS AFTER THE GRANT DATE.
IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

Name:
Dated:

Harris Interactive Inc.
By:
Its: